EXHIBIT 10.2

THE NEW YORK TIMES COMPANY
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Effective January 1, 1983
Amended and Restated Effective February 19, 1987
Amended May 5, 1989
Amended and Restated Effective January 1, 1993
Amended and Restated Effective January 1, 2004
Amended and Restated Effective January 1, 2008
Amended and Restated Effective January 1, 2009
Amended and Restated Effective December 31, 2009
Amended and Restated Effective April 27, 2010
Amended and Restated Effective March 1, 2014
Amended and Restated Effective January 1, 2015

THE NEW YORK TIMES COMPANY
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
PURPOSE
The Supplemental Executive Retirement Plan is designed to provide a benefit which, when added to the retirement income provided under other Company plans (defined herein as the “Basic Plan”), will ensure the payment of a competitive level of retirement income to key senior executives of The New York Times Company, thereby providing an additional incentive for assuring orderly management succession. Eligibility for participation in the Plan shall be limited to executives designated by the SERP Committee. This Plan became effective on January 1, 1983, and shall be effective as to each Participant on the date he or she is designated as such hereunder. The Plan was previously amended and restated effective as of January 1, 2009 to comply with the applicable requirements of section 409A of the Code and to reflect a change in the benefit formula for Participants with less than twenty (20) years of Service. The Plan was further amended and restated effective December 31, 2009 to freeze accruals and to change the responsibilities of the Compensation Committee, the SERP Committee and the EMC. Earnings paid to a Participant after December 31, 2009, and Service completed by a Participant after December 31, 2009, shall not be taken into account for purposes of determining his annual Retirement benefit under Section III of the Plan.
Effective March 1, 2014, the Plan is being amended and restated to reflect the Company’s desire to permit certain Participants who accrued no benefits after December 31, 2004 and who commenced their annuity payment under this Plan prior to December 31, 2008 at the same time and in the same form as under the Basic Plan to elect to receive the present value of their remaining annuity payments as a lump sum. If a Participant does not make a lump sum election, the Participant will to continue to receive payments in the annuity form originally elected.

The Plan is being amended and restated in its entirety effective January 1, 2015 to clarify the actuarial basis for calculating automatic lump sum cash-outs, and to clarify effective February 19, 2015 the Plan’s provisions regarding the Company’s delegation of authority with regard to the amendment, merger or termination of the Plan in accordance with the Board of Directors resolution renewing and clarifying its delegation of authority to the Compensation Committee.

SECTION I
DEFINITIONS
1.1.    “Basic Plan” means the qualified defined benefit pension plan to which the Company makes or has made contributions on behalf of a designated Participant (including, but not limited to The New York Times Companies Pension Plan, The Guild-Times Pension Plan and The Retirement Annuity Plan for Craft Employees of The New York Times Company (non-contributory portion)).
1.2.    “Basic Plan Benefit” means the amount of benefit payable to a Participant under any Basic Plan, assuming immediate commencement of payments as of the date of Retirement, with benefits payable in the form of a straight life annuity.
1.3.    “Code” means the Internal Revenue Code of 1986, as amended.
1.4.    “Contingent Annuitant” means the person designated by the Participant to receive the survivor portion of the Joint and Survivor Annuity. In the event a married Participant fails to designate a Contingent Annuitant, the Contingent Annuitant shall be deemed to be the Participant’s Surviving Spouse, if any.
1.5.    “Company” means The New York Times Company and its subsidiaries and affiliates.
1.6.    “Compensation Committee” means the committee appointed by the Board of Directors of the Company.
1.7.    “EMC” means the ERISA Management Committee appointed by the Compensation Committee.

1.8.    “Final Average Earnings” means effective April 1, 2000, the average of the highest consecutive sixty (60) months of Earnings out of the last one hundred twenty (120) months preceding the date on which the Participant retires multiplied by twelve (12). “Earnings” for any calendar year shall include the Participant’s base salary, annual cash bonuses and sales commissions paid during such year, and shall exclude any other compensation (such as deferred incentive compensation under the Long-Term Incentive Plan, retirement units and performance awards (other than annual cash bonuses) under the Executive Incentive Award Plan, the 1991 Executive Stock Incentive Plan, the 1991 Executive Cash Bonus Plan, the 2010 Incentive Compensation Plan and any successor plans and stock options under the 1974 Incentive Stock Option Plan, the Employee Stock Purchase Plan, the 1991 Executive Stock Incentive Plan, the 2010 Incentive Compensation Plan and any successor plans) and any contributions to or benefits under this Plan or any other pension, profit-sharing, stock bonus or other plan of deferred compensation; except that amounts deferred under a non-qualified deferred compensation plan and/or amounts which the Company contributes to a plan on behalf of the Participant pursuant to a salary reduction agreement which are not includible in the Participant’s gross income under sections 125, 402(e)(3), 492(h) or 403(b) of the Code shall be included. Notwithstanding the foregoing, effective December 31, 2009, for purposes of determining a Participants Final Average Earnings, Earnings paid to a Participant after December 31, 2009 shall not be taken into account.
1.9.    “Joint and Survivor Annuity” means a reduced annuity payable for the life of the Participant followed after the Participant’s death by an annuity payable for the life of the Participant’s Contingent Annuitant in an amount equal to either 25%, 50%, 75% or 100% (as elected by the Participant prior to Retirement) of the reduced annuity that was payable to the Participant. The combined annuities payable to the Participant and the Contingent Annuitant under the Joint and Survivor Annuity shall be the actuarial equivalent of the annual Retirement benefit determined under Section III using 7.5% interest and the 94 GAR Mortality Table.

1.10.    “Key Executive Position” means a position so designated by the SERP Committee.
1.11.    “Participant” means an individual holding a Key Executive Position who has been designated as a Participant by the SERP Committee. An executive shall become a Participant in the Plan as of the date he or she is individually selected by, and specifically named by the SERP Committee for inclusion in the Plan. If a Participant is reclassified to a responsibility that is not a Key Executive Position, the Participant’s continuing eligibility will be subject to the approval of the SERP Committee. No individual shall be designated a Participant by the SERP Committee after December 31, 2008.
1.12.    “Plan” means The New York Times Company Supplemental Executive Retirement Plan.
1.13.    “Retirement” or “Retire” means a Participant’s “separation from service” from the Company within the meaning of section 409A of the Code and Treasury Regulation section 1.409A-1(h) or subsequent IRS guidance under section 409A of the Code on one of the Retirement Dates specified in Section 2.1.
1.14.    “Section 409A Specified Employee” means a “specified employee” within the meaning of section 409A(a)(2)(B)(i) of the Code, as determined by the Compensation Committee of the Company’s Board of Directors or its delegate in accordance with the provisions of sections 409A and 416(i) of the Code and the regulations issued thereunder.

1.15.    “SERP Committee” means a committee consisting of the Chairman and the President of The New York Times Company.
1.16.    “Service” means the Participant’s service for vesting purposes as defined in the Basic Plan, up to a maximum of twenty (20) years, and shall include any additional service credit in specific situations as may be authorized by the Committee. Additionally, service shall include any credits for service pursuant to a buyout plan or agreement accepted by a Participant. Notwithstanding the foregoing, effective December 31, 2009, for purposes of determining the amount of a Participant’s annual Retirement benefit under Section III of this Plan, the term Service shall not include (i) any Service performed by a Participant after December 31, 2009, or (ii) any credits for Service pursuant to a buyout plan or agreement granted after December 31, 2009. Service completed after December 31, 2009 shall, however, continue to be taken into account for purposes of determining eligibility for Retirement benefits under Sections II and IV of the Plan.
1.17.    “Surviving Spouse” means the person to whom a Participant is married on the date on which benefits commence (or at his death, if earlier).
1.18.    The masculine gender, where appearing in the Plan, will be deemed to include the feminine gender, and the singular may include the plural, unless the context clearly indicates the contrary.

SECTION II
ELIGIBILITY FOR BENEFITS
2.1.    Each Participant with ten (10) or more years of Service shall be eligible to Retire and receive a benefit under this Plan beginning on one of the following Retirement Dates:
(a) “Normal Retirement Date,” which is the first day of the month following the month in which the Participant reaches age sixty-five (65).
(b) “Early Retirement Date,” which is the first day of any month following the Participant’s fifty-fifth (55th) birthday.
(c) “Postponed Retirement Date,” which in the case of a Participant who terminates his employment with the Company after his Normal Retirement Date, is the first day of the month next following the month in which the Participant terminates employment with the Company.
2.2.    For purposes of determining a Participant’s Retirement Date and eligibility to receive Retirement benefits under this Plan, the age of a Participant shall include any age credit pursuant to a buyout plan or agreement accepted by a Participant before December 31, 2009. Notwithstanding the foregoing and Section 4.2, in no event shall Retirement benefits payable under this Plan commence prior to the first business day of the month following the Participant’s actual 55th birthday.

SECTION III
AMOUNT AND FORM OF RETIREMENT BENEFIT
3.1.    The annual Retirement benefit payable to a Participant who Retires on his Normal Retirement Date shall equal the excess, if any, of (a) fifty percent (50%) of the Final Average Earnings as of December 31, 2009 (prorated at two and one-half percent (2.5%)) times Final Average Earnings as of December 31, 2009 times years of Service as of December 31, 2009 for Service of less than twenty (20) years over (b) the sum of the Basic Plan Benefits payable as of the Participant’s Normal Retirement Date.
Notwithstanding the foregoing, with respect to a Participant who Retires after January 1, 2009, and who has less than twenty (20) years of Service as of December 31, 2008, the annual Retirement benefit payable to such Participant on his Normal Retirement Date shall equal the excess, if any, of the sum of (a) two and one-half percent (2.5%) times Final Average Earnings as of December 31, 2009 times years of Service after December 31, 2008; plus (b) two and two-tenths percent (2.2%) times Final Average Earnings as of December 31, 2009 times years of Service after December 31, 2008 and before December 31, 2009; provided that the aggregate years of Service under subsections (a) and (b) shall not exceed twenty (20) years of Service, over (c) the sum of the Basic Plan Benefits payable as of the Participant’s Normal Retirement Date.
3.2.    The annual Retirement benefit payable to a Participant who Retires on an Early Retirement Date shall equal the benefit determined using the formula in Section 3.1, reduced by four percent (4%) for each year (one-third (1/3) of one percent (1%) for each month) benefits commenced prior to age sixty (60), less the sum of the annual Basic Plan Benefits payable as of the Participant’s Early Retirement Date.

3.3.    The annual Retirement benefit payable to a Participant who Retires on a Postponed Retirement Date shall be equal to the benefit determined in accordance with Section 3.1 based on the Participant’s Service and Final Average Earnings as of the Participant’s Postponed Retirement Date.
3.4.        (a)    Prior to January 1, 2009, Retirement benefits payable under this Plan shall be payable at the same time and in the same manner as benefits under the Basic Plan (except the Level Income options), unless otherwise determined by the Company. Retirement benefits under this Plan for a Participant who elects a Level Income Option under the Basic Plan shall be paid in the form of an annuity for the life of the Participant.
Effective March 1, 2014, any Participant who accrued no benefits after December 31, 2004 and who commenced his/her annuity payments under this Plan prior to December 31, 2008 at the same time and in the same form as under the Basic Plan, shall be extended an election period from March 10, 2014 to April 25, 2014 to receive the present value of his/her remaining annuity payments as a lump sum. The present value of the remaining stream of annuity payments shall be based on the IRS Static Mortality Table pursuant to Treasury Regulations 1.430(h)(3)-(1)(a)(3) and a 7.5% interest rate. Election of a lump sum shall be contingent upon receipt of an executed Release in the form prescribed by the Company no later than April 25, 2014. If a Participant elects a lump sum, it shall be paid, subject to applicable withholding, on or around June 1, 2014. If the Participant fails to make a lump sum election, payments shall continue to be made by the Plan on a monthly basis at the same time and in the same form as prior to the date the Participant was offered the lump sum. If a Participant would have been extended the election but for his or her death prior to March 1, 2014, and the Participant’s Contingent Annuitant is receiving survivor annuity payments in accordance with the joint and survivor annuity elected by the Participant, the Contingent Annuitant shall be extended the election.

(b)        Effective January 1, 2009, Retirement benefits shall, subject to Section 3.5, be paid in the form of an annuity for the life of the Participant if the Participant is not married on the date payment of his Retirement benefit commences. At any time prior to commencing payment of his Retirement benefits, a Participant may elect to receive his Retirement benefit in a different annuity form (either for the life of the Participant only, or as any form of Joint and Survivor Annuity), provided that, as of such date, the newly elected annuity form is actuarially equivalent to the previously elected annuity form.
(c)        Participants who have experienced a separation from service (as defined in Section 1.12) prior to January 1, 2009 and have not commenced payment of their benefits as of December 31, 2008, shall make an election by December 31, 2008 as to the timing and form of payment of their benefits. The Participant may elect to have his benefit (i) commence on the first business day of any month after his attainment of age 55 but not after his attainment of age 65, and (ii) paid in the form of an annuity for the life of the Participant or a Joint and Survivor Annuity. Payments shall commence within 90 days of the date elected by the Participant.
If a Participant who has attained age 55 as of December 31, 2008, does not make an election by December 31, 2008, his benefit shall be paid in the form of an annuity for the life of the Participant if the Participant is not married on December 31, 2008, or a Joint and 50% Survivor Annuity with his Surviving Spouse as the Contingent Annuitant if the Participant is married on December 31, 2008. Payments shall commence within 90 days of March 1, 2009.

If a Participant who has not attained age 55 as of December 31, 2008, does not make an election by December 31, 2008, his benefit shall be paid in the form of an annuity for the life of the Participant if the Participant is not married on his 55th birthday, or a Joint and 50% Survivor Annuity with his Surviving Spouse as the Contingent Annuitant if the Participant is married on his 55th birthday. Payments shall commence within 90 days following the Participant’s 55th birthday.
3.5.    Notwithstanding Section 3.4 and subject to Section 4.2(c), if the lump sum value of benefits under this Plan is less than or equal to the applicable dollar amount under section 402(g)(1)(B) of the Code, the Company shall, subject to Section 4.2(c), pay such benefit in a single lump sum to the Participant within 90 days following the Participant’s date of Retirement. For purposes of Section 3.5 only, the lump sum value shall equal the present value of the Participant’s benefit at age 65 determined using the applicable interest rate which is the adjusted first, second and third segment rates as computed under Section 430(h)(2) of the Code, but determined without regard to the yield curve for the preceding 23 months, using the average of the rate for the month of November preceding the first date of the Plan Year and the applicable mortality table prescribed by Section 417(e)(3) of the Code.

SECTION IV
PAYMENT OF RETIREMENT BENEFITS
4.1.     A Participant with ten (10) or more years of Service who is age fifty-five (55) or older, may Retire under the Plan by giving a minimum of six months’ notice to the SERP Committee (unless such notice is waived by the SERP Committee).
4.2.     (a) Prior to January 1, 2009, Retirement benefits payable in accordance with Section III will commence on the Participant’s date of Retirement under Section 2.1. Plan payments must begin immediately upon Retirement and may not be deferred. Benefits will continue to be paid on the first day of each succeeding month. The last payment will be on the first day of the month in which the retired Participant dies unless an optional form of benefit was elected in accordance with Section 3.4(a).
(b)    Effective January 1, 2009, subject to paragraph (c) of this Section 4.2, Retirement benefits payable under this Plan will commence within 90 days following the Participant’s date of Retirement.
(c)        Notwithstanding Section 4.2(b), effective January 1, 2009, in the event that a Participant is a Section 409A Specified Employee as of his date of Retirement, the Company shall withhold and accumulate the first six monthly annuity payments (or in the case of a lump sum cash out payment under Section 3.5, shall withhold the lump sum payment) of the Participant’s Retirement benefit until the first day of the seventh month following the Participant’s date of Retirement (the “Delayed Payment Date”). The six accumulated annuity payments (or lump sum cash out payment) shall be paid to the Participant in a single lump sum payment on the Delayed Payment Date, with interest for the period of delay, compounded monthly, equal to the prime lending rate in effect as of the date the payment would otherwise have been made. Payment of the withheld and accumulated annuity payments (with interest as calculated above) shall be treated as made on the Delayed Payment Date if the payment is made on such date or on a later date within the same calendar year as the Delayed Payment Date, or, if later, by the 15th day of the third month following the Delayed Payment Date, provided that the Participant may not, directly or indirectly, designate the year of payment. Notwithstanding the foregoing, if the Participant dies prior to the Delayed Payment Date, any payments that have been withheld and accumulated in accordance with this paragraph shall be paid to the Participant’s beneficiary under the Basic Plan in a single lump sum payment within 90 days after the Participant’s death, with interest as calculated above.
4.3.    Any benefit payments under the Plan shall be net of any applicable withholding tax under federal or state law.

SECTION V
PRE-RETIREMENT DEATH BENEFITS
A Participant with a vested annual benefit under the Basic Plan who dies prior to the date benefits commence under this Plan shall have a pre-Retirement death benefit paid under this Plan to the beneficiary designated under this Plan. In the event a married Participant fails to designate a beneficiary, the beneficiary shall be deemed to be the Participant’s Surviving Spouse, and in the event a single Participant fails to designate a beneficiary, the beneficiary shall be deemed to be the beneficiary designated under the Basic Plan. Such pre-Retirement death benefit shall be an amount equal to the 50% survivor annuity which would have been paid under this Plan if the Participant had commenced payment as of the later of (i) the day immediately preceding the Participant's date of death, or (ii) the date the Participant would have reached the earliest Retirement Date under the Plan, in the form of a Joint and 50% Survivor Annuity with the designated beneficiary as the Contingent Annuitant. The pre-Retirement death benefit shall commence within 90 days after the later of the Participant’s date of death or the date the Participant would have attained the Early Retirement Date; provided, however, that the first monthly payment shall include any monthly payments that would have been made had benefits commenced on the first day of the month following the date of the Participant’s death.

SECTION VI
FORFEITURE OF BENEFIT
Notwithstanding any other provision of this Plan, if at any time during which a Participant is entitled to receive payments under the Plan, the Participant engages in any business or practice or becomes employed in any position, which the SERP Committee, in its sole discretion, deems to be in competition with the Company or any of its business or interests, or which is deemed by the SERP Committee, in its sole discretion, to be otherwise prejudicial to any of its interests, or such Participant fails to make himself available to the Company for reasonable consultation and other services, the SERP Committee, in its sole discretion, may cause the Participant’s entire interest in benefits otherwise payable under the Plan to be forfeited and discontinued, or may cause the Participant’s payments of benefits under the Plan to be limited or suspended until such Participant is no longer engaging in the conduct above or for such other period the SERP Committee finds advisable under the circumstances, or may take any other action the SERP Committee, in its sole discretion, deems appropriate. The decision of the SERP Committee shall be final. The omission or failure of the SERP Committee to exercise this right at any time shall not be deemed a waiver of its right to exercise such right in the future. The exercise of discretion will not create a precedent in any future cases.

SECTION VII
MISCELLANEOUS
7.1.    This Plan shall be binding on the Company and its successors and assigns. In furtherance of the foregoing, the Company may assign its obligations to make payments under this Plan to any successor to all or substantially all of the Company’s business.
7.2.    The Compensation Committee may, in its sole discretion, amend, merge or terminate this Plan at any time or from time to time, in whole or in part, provided; however, that effective February 19, 2015 the Compensation Committee delegates its authority to amend the Plan to the EMC if the amendment is (i) administrative in nature; (ii) required by law; or (iii) projected not to require an increase in costs in excess of $2.5 million per calendar year. However, no amendment or suspension of the Plan will affect a retired Participant’s right or the right of a Surviving Spouse, Contingent Annuitant or other beneficiary to continue to receive a benefit in accordance with this Plan as in effect on the date such retired Participant, Surviving Spouse, Contingent Annuitant or other beneficiary commenced to receive a benefit under this Plan.
7.3.    Nothing herein contained shall be construed as conferring any rights upon any Participant or any person for a continuation of employment, nor shall it be construed as limiting in any way the right of the Company to discharge any Participant or to treat him without regard to the effect which such treatment might have upon the rights of the Participant or any other person to a payment or a benefit under the Plan.
7.4.    This Plan is intended to meet the Employee Retirement Income Security Act’s definition of “an unfunded plan for management or other highly compensated individuals” and, as such, the Company will make Plan benefit payments solely on a current disbursement basis out of general assets of the Company.

7.5.    This Plan is intended to comply with the applicable requirements of section 409A of the Code with respect to the accrual and payment of benefits hereunder. This Plan shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.
7.6.    To the maximum extent permitted by law, no benefit under this Plan will be assignable or subject in any manner to alienation, sale, transfer, claims of creditors, pledge, attachment or encumbrances of any kind.
7.7.    The Plan shall be administered by the EMC. The EMC may adopt rules and regulations to assist it in the administration of the Plan and may appoint and/or employ individuals to assist it in the administration of the Plan and any other agents it seems advisable, including legal and actuarial counsel. In addition, the EMC may, it is discretion, delegate any of its authority, duties and responsibilities hereunder to any other individual or individuals.
7.8.    This Plan is established under and will be construed according to the laws of the State of New York, except to the extent such laws are preempted by ERISA.
7.9.    Claims. If any Participant, beneficiary or other properly interested party is in disagreement with any determination that has been made under the Plan, a claim may be presented, but only in accordance with the procedures set forth herein.
(a) Original Claim. Any Participant, beneficiary or other properly interested party may, if he/she so desires, file with the EMC, or its delegee, a written claim for benefits or a determination under the Plan. Within ninety (90)

days after the filing of such a claim, the EMC, or its delegee, shall notify the claimant in writing whether the claim is upheld or denied in whole or in part or shall furnish the claimant a written notice describing specific special circumstances requiring a specified amount of additional time (but not more than one hundred eighty (180) days from the date the claim was filed) to reach a decision in the claim. If the claim is denied in whole or in part, the EMC, or its delegee, shall state in writing:
(i)    the reasons for the denial;
(ii)    the references to the pertinent provisions of this Plan on which the denial is based;
(iii)    a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
(iv)    an explanation of the claims review procedure set forth in this section.
(b) Claim Review Procedure. Within sixty (60) days after receipt of notice that a claim has been denied in whole or in part, the claimant may file with the EMC a written request for a review and may, in conjunction therewith, submit written issues and comments. Within sixty (60) days after the filing of such a request for review, the EMC shall notify the claimant in writing whether, upon review, the claim was upheld or denied in whole or in part or shall furnish the claimant a written notice describing specific special circumstances requiring a specified amount of additional time (but not more than one hundred twenty (120) days from the date the request for review was filed) to reach a decision on the request for review.

(c) General Rules.
(i)    No inquiry or question shall be deemed to be a claim or a request for a review of a denied claim unless made in accordance with the foregoing claims procedure. The EMC may require that any claim for benefits and any request for a review of denied claim be filed on forms to be furnished by the EMC upon request.
(ii)    All decisions on claims and on requests for a review of denied claims shall be made by the EMC. The EMC, from time to time, may request from employees other than members of the EMC information that is relevant to the Participant’s claim or request for review. The decisions of the EMC shall be final, binding and conclusive upon all persons.
(iii)    The decision of the EMC on a claim and on a request for a review of a denied claim shall be served on the claimant in writing. If a decision or notice is not received by a claimant within the time specified, the claim or request for a review of a denied claim shall be deemed to have been denied.
(iv)    Prior to filing a claim or a request for a review of a denied claim, the claimant or the claimant’s representative shall have a reasonable opportunity to review a copy of this Plan and all other pertinent documents in the possession of the Company and the EMC.
(v)    The individuals serving on the EMC shall, except as prohibited by law, be indemnified and held harmless by the Company from any and all liabilities, costs, and expenses (including legal fees), to the extent not covered by liability insurance arising out of any action taken by any individual of the EMC with respect to this Plan, unless such liability arises from the individual’s claim for such individual’s own benefit, the proven gross negligence, bad faith, or (if the individual had reasonable cause to believe such conduct was unlawful) the criminal conduct of such individual. This indemnification shall continue as to an individual who has ceased to be a member of the EMC and shall inure to the benefit of the heirs, executors and administrators of such an individual.

APPENDIX I
Everything in this Plan to the contrary notwithstanding, the following Participants shall have benefits under this Plan as provided in their respective agreements with the Company as follows:

1.	Lance R. Primis: as per his agreement with the Company dated December 4, 1996.

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